Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
December 16, 2004	(919) 774-6700

Bryan E. Monkhouse Appointed to The Pantry, Inc. Board of Directors

SANFORD, NORTH CAROLINA – Dec. 16, 2004 – The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that its Board of Directors has appointed Bryan E. Monkhouse, 59, to serve as a Director of the Company. The addition of Mr. Monkhouse fills a vacancy on the Board and brings its total membership back to nine.

Mr. Monkhouse was Chief Operating Officer of Irving Oil Limited, a privately held petroleum refiner and marketer serving New England and eastern Canada, from 2001 to 2003. Previously, he was responsible for Irving’s marketing operations, including approximately 800 convenience stores. Earlier in his career, Mr. Monkhouse was an executive with Suncor, Inc., an integrated oil company based in Calgary, where he held senior positions in corporate development and marketing. Currently, he is chairman of a privately held tourism business and consults on strategic investments in the petroleum industry.

Mr. Monkhouse holds a Bachelor of Science degree from the University of Waterloo and an MA degree from Carleton University. He also has completed the Stanford Executive Program at Stanford Business School.

Peter J. Sodini, President and Chief Executive Officer of The Pantry, commented, “We are very pleased to welcome Bryan as a new board member. He brings with him a broad base of knowledge and experience spanning the petroleum and convenience retailing sectors, and I am confident that he will provide valuable perspective as we pursue our long-term growth strategies.”

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2004 of approximately $3.5 billion. As of September 30, 2004, the Company operated 1,361 stores in ten states under a number of banners including Kangaroo Express(SM), The Pantry(R), Golden Gallon(R) and Lil Champ Food Store(R). The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.